Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-11271, 333-11273, 333-35809, 33-79072, 33-48392, 333-73876, 333-91086, 333-101565 and 333-116631) and(Form S-3 Nos. 333-51419, 333-00968, 333-43555, 333-27745, 33-68362 and 333-113476) of Whole Foods Market, Inc. of our reports dated December 7, 2005, with respect to the consolidated financial statements of Whole Foods Market, Inc., Whole Food Market, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Whole Foods Market, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended September 25, 2005.

[/s/ Ernst & Young LLP]

Austin, Texas

December 7, 2005